INDEMNITY AGREEMENT



          This Indemnity Agreement is made as of the 27th day of April, 1995, by MAUI LAND & PINEAPPLE COMPANY, INC. ("MLP") in favor of the EMPLOYEES' RETIREMENT SYSTEM OF THE STATE OF HAWAII
("ERS").

RECITALS:

1. ERS has made a loan in the amount of $30,587,479.00 to Kaahumanu Center Associates ("KCA"), a Hawaii limited partnership, of which MLP is the sole managing general partner, under the terms of that certain Loan Agreement dated June 28, 1993 (the "Loan
Agreement").

2. Under the terms of the Loan Agreement, ERS has agreed to contribute its loan to the capital of KCA, becoming a 50% limited partner in KCA, pursuant to the terms and conditions as set forth in the Loan Agreement.

3. MLP wishes to assure ERS that when ERS contributes its loan to the capital of KCA, ERS will not be liable for any actions or inactions of MLP or KCA prior to the time ERS contributes its loan to the capital of KCA to become a 50% limited partner in KCA.

          NOW, THEREFORE, MLP individually and as the sole general partner of KCA, hereby agrees with ERS as follows:

a. The indemnity shall cover any and all of (i) demands, claims, litigation, actions or causes of action, of whatsoever kind or nature, assessments, judgments, losses, liabilities, damages, taxes, penalties, interest, costs or expenses, including reasonable attorneys' fees, asserted against, resulting to, imposed upon or incurred by ERS by reason of, arising from or related to the activities of KCA or MLP prior to the time ERS contributes its loan to the capital of KCA to become a 50% limited partner in KCA; and
(ii) loss, damage (including all foreseeable and unforeseeable consequential damages), cost (including the costs of any required or necessary repair, clean up or detoxification of the Property, and the preparation and implementation of any closure, remedial or other required plans), expense or liability directly or indirectly arising out of or attributable to the use, generation, manufacture, treatment, handling, refining, production, processing, storage, release, threatened release, discharge, disposal, or presence of Hazardous Substances (defined below) on, under or about the properties mortgaged to ERS under the Loan Agreement prior to the time ERS contributes its loan to the capital of KCA to become a 50% limited partner in KCA (hereinafter collectively referred to as the "Covered Claims").

b. MLP shall indemnify, defend and hold harmless ERS, its trustees, officers, employees, agents, successors and assigns from and against any and all demands, claims, litigation, actions or causes of action, of whatsoever kind or nature, assessments, judgments, losses, liabilities, damages, taxes, penalties and interest asserted against, resulting to, imposed upon or incurred by ERS by reason of, arising from or related to the Covered Claims, including, without limitation, all foreseeable and unforeseeable consequential damages, and all reasonable costs and expenses incurred by ERS, including reasonable attorneys' fees.

c. MLP's obligations under this Agreement are unconditional and shall not be limited in any way.

d. As used in this Agreement, "Hazardous Substances" shall mean: flammable explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyl, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", or "toxic substances", under any federal, state or local laws, ordinances or regulations, now or hereafter in effect, relating to environmental conditions, industrial hygiene or hazardous substances on, under or about the Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, the Clean Air Act, 42 U.S.C. Sections 7401 through 7626, and any similar state and local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto.

e. This Agreement shall be binding upon and inure to the benefit of ERS and MLP and their respective successors and assigns.

          IN WITNESS WHEREOF, MLP has executed this Agreement as of the 27th day of April, 1995.


MAUI LAND & PINEAPPLE
  COMPANY, INC.



By /s/  PAUL J. MEYER
   Its   E. V. P.



By /s/   ADELE H. SUMIDA
    Its   SECRETARY